Exhibit 99.2

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	(310) 691-7100

SEQUENOM ANNOUNCES $30 MILLION PRIVATE PLACEMENT

SAN DIEGO, October 26, 2007 – Sequenom, Inc. (NASDAQ: SQNM) today announced that it has entered into agreements to issue and sell an aggregate of 3,383,335 shares of its common stock at $9.00 per share to certain investors. The aggregate net proceeds of the private placement, after deducting the placement agents’ fees and estimated offering expenses payable by Sequenom, are expected to be approximately $28 million. Sequenom intends to use the net proceeds from the financing to advance its research, development and commercialization of various diagnostic tests, as well as for general corporate purposes. Lehman Brothers Inc. and UBS Investment Bank served as joint-lead placement agents for Sequenom in the private placement and Oppenheimer & Co. Inc., Leerink Swann LLC, and Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), served as co-placement agents for Sequenom in the private placement.

Sequenom also reaffirmed its previously announced financial guidance for the 2007 year reported on August 6, 2007 in conjunction with its second quarter financial results, which included full year 2007 revenues of $39.0 million to $41.0 million, a 37% to 44% increase compared with 2006 revenues, and cash burn of approximately $16 million.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Sequenom has agreed to file a registration statement with the Commission covering the resale of the common stock sold in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and non-invasive prenatal testing. Sequenom’s proprietary MassARRAY® system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples

Sequenom Announces $30 Million Private Placement

and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of Sequenom, Inc.

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated, including the risks and uncertainties associated with Sequenom’s ability to complete the private placement and any unanticipated costs and expenses related to the private placement, financial guidance, and other risks detailed from time to time in Sequenom’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and other documents subsequently filed with or furnished to the Commission. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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